FINAL FARM Leadership Transition Release

Farmer Bros. Co. Announces Leadership Transition

Christopher P. Mottern Appointed Interim Chief Executive Officer

Michael Keown Steps Down as President and Chief Executive Officer

NORTHLAKE, Texas, May 7, 2019 -- Farmer Bros. Co. (NASDAQ: FARM) (the "Company"), a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products, today announced that Christopher P. Mottern, who has served as a Director on the Company’s Board since 2013, has been appointed to serve as Interim Chief Executive Officer, effective immediately. Mr. Mottern succeeds Michael Keown who, by mutual agreement with the Board, has stepped down as Farmer Brothers’ President and CEO, and as a director.

The Board has commenced a comprehensive search process, with the assistance of a leading executive search firm, to identify and evaluate candidates to serve as permanent CEO.

“As we position Farmer Brothers for its next phase of growth and development, we have determined that now is the right time for a leadership transition,” said Randy Clark, Chairman of the Board. “Chris brings more than 40 years of experience in the food and beverage industry, having served as CEO of Peet’s Coffee & Tea, President of The Heublein Wines Group, and CEO of Capri Sun, Inc. With his deep understanding of our business from his six years on the Board, extensive leadership and industry experience, and background in finance and accounting, Chris is a natural fit to lead Farmer Brothers in an interim capacity while we conduct a thorough and comprehensive search for a new permanent CEO. The Board is focused on identifying the right leader to guide the Company forward during this important time in its history and driving sustainable growth and value creation for our shareholders.”

Mr. Clark continued, “On behalf of the Board and everyone at Farmer Brothers, I want to thank Mike for his commitment and significant contributions to our company since 2012. Under his leadership, Farmer Brothers has grown through multiple acquisitions, made critical investments into its roasting facilities, successfully relocated its headquarters and rebuilt its workforce in Northlake, and achieved ambitious sustainability goals. We appreciate Mike’s dedication to the Company’s mission, and we wish him all the best in the future.”

“It has been a privilege to lead Farmer Brothers and work alongside its talented team of employees over the past seven years, and I am proud of all that we have accomplished together,” said Mr. Keown. “With the Company’s state-of-the art coffee processing facility, leadership position in sustainable coffee practices, and having brought the Boyd’s coffee volume into the Company’s operations, I am confident Farmer Brothers has a strong foundation for the future and look forward to watching its continued growth and success.”

Mr. Mottern said, “I am honored to assume the Interim CEO role and intend to work closely with the Board, our senior leadership team, and our dedicated employees as we execute our strategy. We continue to believe there are exciting opportunities ahead for Farmer Brothers and I am committed to driving the business forward, while also ensuring a smooth leadership transition.”

Third Quarter 2019 Financial Results

In a separate release, the Company disclosed its financial results for its third fiscal quarter ended March 31, 2019. The Company will host an audio-only investor conference call webcast today, May 7, 2019, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review its financial results.

About Christopher P. Mottern

Christopher P. Mottern has served on the Board of Directors of Farmer Brothers since 2013. He served as President and Chief Executive Officer of Peet’s Coffee & Tea, Inc., a specialty coffee and tea company, from 1997 to 2002 and a director of Peet’s Coffee & Tea, Inc., from 1997 through 2004. From 1992 to 1996, Mr. Mottern served as President of The Heublein Wines Group, a manufacturer and marketer of wines, now part of Diageo plc, a multinational alcoholic beverage company. From 1986 through 1991, he served as President and Chief Executive Officer of Capri Sun, Inc., one of the largest single-service juice drink manufacturers in the United States. He has served as a director, including lead director, and member of the finance committee, of a number of private companies. Mr. Mottern received his undergraduate degree in Accounting from the University of Connecticut.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of over $600 million in fiscal 2018 and has approximately 1,500 employees nationwide. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates,” “believes,” and similar expressions, and statements which are made in the future tense or refer to future events or developments are intended to identify such forward-looking statements. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. Actual results may differ materially due in part to the risk factors set forth in the Company’s most recent annual, periodic and current reports filed with the Securities and Exchange Commission (the “SEC”). Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the Company’s success in consummating acquisitions and integrating acquired businesses, the impact of capital improvement projects, and the timing and results thereof, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of the Company’s business and achievement of financial metrics related to those plans, the relative effectiveness of the Company’s compensation-based employee incentives in causing improvements in the Company’s performance, and the ability of the Company to retain and/or attract qualified employees. The Company intends these forward-looking statements to speak only at the time of this press release and the Company does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC.

Contact:
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Kaitlin Kikalo
212-355-4449